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Exhibit 21.1      Subsidiaries of the Registrant


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Name of Subsidiary                         State of Incorporation     Name Under Which Subsidiary Is Doing Business
------------------                         ----------------------     ---------------------------------------------
Isis Tele-Communications, Inc.                 Delaware               Isis Tele-Communications, Inc.

Communications Information Services, Inc.      Florida                Communications Information Services, Inc
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